SEC FILE NUMBER
                                                                          0-6664
FORM 12B-25         U.S. SECURITIES AND EXCHANGE COMMISSION         CUSIP NUMBER
                            WASHINGTON, D.C. 20549                     482724200

                          NOTIFICATION OF LATE FILING

                                  (Check One)

           Form 10-K      Form 11-K      Form 20-F   X  Form 10-Q

                      For Period Ended: September 30, 1995


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Full Name of Registrant
         K-tel International, Inc.

Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
         2605 Fernbrook Lane N.

City, State and Zip Code
         Minneapolis, Minnesota  55447-4736


PART II - RULES 12B-25 (B) AND (C)

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III on this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report / portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

          State below in reasonable detail the reasons why the Form 10-K, 20-F or 10-Q, or portion thereof, could not be filed within the prescribed time period.

          Financial information from material foreign subsidiaries for the quarter ended September 30, 1995 were not received in sufficient time to consolidate the financial results of the Company and file the 10-Q by the prescribed date.

                                                 (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION

          (1) Name and telephone number of person to contact in regard to this notification


                Mark Dixon                   612                 559-6820
                 (NAME)                  (AREA CODE)        (TELEPHONE NUMBER)


          (2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities Exchange Act of 1934) during
               the preceding 12 months (or for such shorter period   X YES __ NO
               that the registrant was required to file such reports) been filed? If answer is no, identify report(s)

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  __ YES  X NO

               If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

                           K-tel International, Inc.
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date 11/14/95                                    By /S/ MARK DIXON

                                   ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001)